Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13G, dated February 9, 2023 (the “Schedule 13G”), with respect to the ordinary shares, nominal value €0.12 per share, of Allego N.V. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this agreement shall be included as an exhibit to the Schedule 13G and each such amendment. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Date: February 9, 2023	MADELEINE CHARGING B.V.

	By:	/s/ Emmanuel Rotat
	Name:	Emmanuel Rotat
	Title:	Director A of Opera Charging B.V., acting as director

	By:	/s/ Johannes Duijndam
	Name:	Johannes Duijndam
	Title:	Director B of Opera Charging B.V., acting as director

MERIDIAM SAS

	By:	/s/ Emmanuel Rotat
	Name:	Emmanuel Rotat
	Title:	Chief Executive Officer

/s/ Emmanuel Rotat
Emmanuel Rotat